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Exhibit 4.4

AMENDED AND RESTATED
INCENTIVE STOCK OPTION PLAN
FOR EMPLOYEES OF THE FRENCH SUBSIDIARIES OF GUCCI GROUP N.V.

l.      Purpose of the Plan.

        This Amended and Restated Incentive Stock Option Plan for Employees of the French Subsidiaries of Gucci Group N.V. (the "Plan") is established by Gucci Group N.V., a company organized under the laws of the Netherlands ("NV"), for the benefit of employees of its French subsidiaries (within the meaning of Article L.225-280 I. of the French Code of Commerce) to clarify, re-state, and consolidate the terms of the Yves Saint Laurent S.A. Incentive Stock Option Plan dated December 13, 1999, the YSL Beauté S.A. Amended and Restated Incentive Stock Option Plan dated December 13, 1999, the Luxury Goods France S.A. Amended and Restated Incentive Stock Option Plan dated May 9, 2000, and the Boucheron International S.A. Incentive Stock Option Plan dated August 1, 2000, which are hereby replaced in their entirety by the amended and restated terms hereof. The Plan is designed to enable the French subsidiaries of NV to attract, retain and motivate their employees, and certain other of their officers and directors, by providing for or increasing their proprietary interest in NV. The Plan provides for the grant of options ("Options") that comply with the conditions set forth in Articles L.225-177 through L. 225-186 of the French Commercial Code insofar as applicable to foreign issuers, including Options that qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the United States Internal Revenue Code of 1986, as amended (the "IRC"), as well as Options that do not so qualify ("Non-Qualified Options") to acquire common stock of NV, nominal value 2.23 Dutch Guilders (the "Shares").

2.    Stock Subject to the Plan.

        The number of shares of stock that may be subject to Options granted hereunder shall not in the aggregate exceed the lesser of: (a) one-third of the capital of NV and (b) 16,014,444 shares, or such other number as may be determined by the Supervisory Board of NV (the "Board") from time to time, and subject to adjustment under Section 10 hereof. The Shares that may be subject to Options granted under the Plan shall be authorized and unissued Shares of NV. The number of Shares that may be subject to Options pursuant to this Plan shall be reduced by the number of Shares attributable to options granted by NV or by other direct or indirect subsidiaries of NV pursuant to plans adopted by NV or such Subsidiaries which are similar to this Plan. In no event shall an Option be granted pursuant to this Plan without the recommendation to the Board of the committee responsible for administration of the Gucci Group N.V. Incentive Stock Option Plan (the "Committee").

        Shares that are subject to the unexercised portions of any Options that expire, terminate or are cancelled, shall again be available for the grant of Options under the Plan.

3.    Shares Subject to Stock Option Agreement.

        All Shares issuable under Options granted pursuant to this Plan may be subject to a stock option agreement between a Participant (as herein after defined) and NV and may be subject to other agreements as the Board or the Committee may deem appropriate. A copy of the stock option agreement and any other agreements, if required, shall be executed by the recipient of an Option at, or as soon as practicable after, the time of grant, and, notwithstanding Section 4, may be executed by any one member of the Committee.

4.    Authorization and Administration of the Plan.

        Subject to authorization of the shareholders of NV, the Plan shall be implemented by the Board which may in accordance with Dutch law appoint and empower a Committee, consisting of two or more outside directors, as such term is defined in Section 162(m) of the IRC, to administer the Plan. If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Board itself and all references herein to the Committee shall refer to the Board. The Board shall have the discretion to add, remove or replace members of the Committee and shall have the sole authority to fill vacancies on the Committee.

        If the Committee consists of two persons, its actions shall be authorized by the consent of both Committee members. If the Committee consists of more than two persons, its actions shall be authorized by either a majority vote at a duly called meeting or by written consent of all of its members. To the extent empowered by the Board, the Committee shall have authority to (a) adopt, amend and rescind such rules and regulations to construe and interpret the Plan, the stock option agreements, other agreements and other instruments evidencing Options granted under the Plan and (b) make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and conclusive upon the Participants (as hereinafter defined). Notwithstanding the foregoing, any dispute arising under any stock option agreement or other agreement shall be resolved pursuant to the dispute resolution mechanism set forth in such stock option agreement or other agreement.

        Subject to the express provisions of the Plan, the Committee shall make recommendations to the Board regarding the number of Shares subject to grants and the terms thereof, including the provisions relating to the exercisability of Options, lapse and non-lapse of restrictions upon the Shares obtained or obtainable under the Plan and the termination or forfeiture of Options under the Plan.

        Options shall be granted to Participants under this Plan by the Board. Notwithstanding the foregoing, no Option shall be granted by the Board (i) before the end of the period of twenty (20) trading days following the detachment of a coupon of entitlement to a dividend or capital increase (ii) within ten (10) trading days before and after the date on which the NV consolidated accounts are made public, or (iii) from the date on which the governing bodies of NV are made aware of information which if made public could have a material influence on the trading price of NV shares and the date which is ten (10) trading days after the publication of such information.

        The Committee shall not recommend to the Board, nor shall the Board decide, the grant of Options to any one person such that the total number of shares subject to Options granted to such person pursuant to this Plan, the Gucci Group N.V. Incentive Stock Option Plan and similar Incentive Stock Option Plans adopted by NV's Subsidiaries in any one year would exceed the lesser of (i) ten percent (10%) of the share capital of NV or (ii) one-half the number of Shares reserved for issuance hereunder. The terms upon which Options are granted shall be evidenced by a written stock option agreement executed on behalf of NV and the Participant to whom such Options are granted.

        No member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it. Each member or former member of the Committee or the Board shall be indemnified and held harmless by NV against all costs or expenses (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member's or former member's own fraud or bad faith. Indemnification shall be in addition to any rights of indemnification the member or former member may have as a director or under the by-laws of NV.

5.    Eligibility.

        Persons who shall be eligible for grants of Options hereunder shall be those employees and key executives and directors who are also employees (i.e., salariés, and Président du Conseil d'Administration, Directeur Général, mandataires sociaux salariés) of the Company whom the Committee may from time to time recommend to the Board for participation in the Plan ("Participants") through grants of Non-Qualified Options or Incentive Stock Options.

6.    Terms and Conditions of Options.

        No Option shall be granted for a term of more than ten years. The stock option agreements or other agreements may contain such other terms, provisions and conditions, as may be determined by the Committee as long as such terms, conditions and provisions are not inconsistent with the Plan. In particular, and consistently with this Plan, a stock option agreement may contain a prohibition on exercise of Options for a period specified in such stock option agreement, provided that such period shall not exceed five (5) years from the date(s) of grant of the Options concerned. The Committee shall designate as such those Options intended to be eligible to qualify and be treated as Incentive Stock Options and, correspondingly, those Options not intended to be eligible to qualify and be treated as Incentive Stock Options. Notwithstanding anything to the contrary herein, no option shall be granted to any person unless all material terms and material amendments to this Plan have been approved by the shareholders of NV.

7.    Exercise Price of Options.

        The per share exercise price for each Option granted hereunder shall be set forth in the stock option agreement and except as otherwise determined by the Committee in compliance with French and Dutch law, shall be the higher of:

        (i)    the average of the closing price on the New York Stock Exchange for the Shares over the thirty (30) calendar days prior to the date of grant of the Option;

        (ii)  95% of the average trading price for the Shares on the Amsterdam Stock Exchange for the twenty (20) trading days prior to the date of grant of the Option; and

        (iii)  the per Share nominal value of the Shares subject to the Option.

        Except as otherwise provided herein, payment for Shares acquired upon exercise of any Option granted hereunder shall be in cash, cashier's check, certified bank check or by wire transfer or reduction in the amount of any NV liability to the participant, or any combination of the foregoing methods of payment at the time of exercise (or at such later date as may be permitted or required under the relevant stock option agreement or other agreements). The Committee may instruct a Participant either (a) to transfer all of the exercise price directly to NV or all of the exercise price directly to the Participant's employer for transmission to NV or (b) to transfer a portion of the exercise price directly to NV and the remainder to the Participant's employer for transmission to NV.

8.    Nontransferability.

        Unless provided otherwise in the stock option agreement, any Option granted under this Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to Participants, provided that, notwithstanding anything else in this Plan, any such descendent or beneficiary shall be entitled to exercise such Option for a period of six (6) months following the death of the Participant concerned) and is exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.

9.    Incentive Stock Options.

        The provisions of the Plan are intended, subject to the terms of Section 7 with respect to the exercise price of Options, to satisfy the requirements set forth in Section 422 of the IRC and the regulations promulgated thereunder (including the aggregate fair market value limits set forth in Section 422(d) of the IRC) with respect to Incentive Stock Options granted under the Plan. For so long as required under Section 422 of the IRC and the regulations promulgated thereunder (or any successor statute or rules) during the term of the Plan, the aggregate fair market value of the Shares with respect to which Incentive Stock Options are first exercisable by a Participant during any calendar year shall not exceed $100,000. For the purpose of this section, the fair market value of the Shares shall be determined at the time the Incentive Stock Option is granted.

10.  Adjustments.

        The exercise price of an Option may not be changed while it is outstanding, except that, in the event of any one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends, distributions or similar events, to the extent permitted by French and Dutch law, an appropriate adjustment shall be made in the number, exercise price or type of shares or securities for which Options may thereafter be granted under the Plan. The Committee shall recommend to the Board the appropriate changes to be made in Options under the Plan, so as to preserve the value of any such Options. The Committee may do so at the time of the event causing the adjustments. Any such adjustment in outstanding Options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such Options.

11.  Duration of Plan.

        Options may not be granted under this Plan after the date which is thirty-eight (38) months after the date of authorization hereof by the shareholders of NV.

12.  Amendment and Termination of the Plan.

        Subject to ratification by the shareholders of NV, the Board may at any time amend, suspend or terminate this Plan. Additionally, the Committee may amend any stock option agreement or other agreements entered into with respect to any Option granted hereunder to the extent necessary for the Option to comply with applicable tax or securities laws. However, no amendment, suspension or termination of the Plan or of any stock option agreement or other agreements issued hereunder shall, without the written consent of the affected holder of such Option, alter or impair any rights or obligations in any Option theretofore granted to such holder under the Plan. No Option may be granted during any suspension of the Plan or after the termination of the Plan.

13.  Nature of Plan.

        This Plan is intended to constitute an unfunded arrangement for a select group of employees, and executives as described above.

14.  Cancellation of Options.

        Any Option granted under this Plan may be cancelled at any time with the written consent of the holder, and a new Option may be granted to such holder in lieu thereof.

15.  Withholding Taxes.

        Whenever Shares are to be issued with respect to the exercise of Options or amounts are to be paid or income earned with respect under this Plan, the Committee in its discretion may require the Participant to remit to the Participant's employer, prior to the issuance or transfer of such Shares or the payment of any such amounts, all or any part of the amount determined in the Committee's discretion to be sufficient to satisfy any national, federal, state, local or other withholding tax or social security obligations that NV or such employer or its counsel determines may arise with respect to such exercise, issuance, or payment.

16.  Stock Appreciation Rights.

        In circumstances where the Board deems it inappropriate or not in the best interests of Participants to grant Options complying with the conditions set forth in Articles L.225-177 through L. 225-186 of the French Commercial Code, the Committee may, under such terms and conditions as it deems appropriate, grant stock appreciation rights ("SARs") to any Participant selected by the Committee, which may or may not be associated with Options. Upon exercise of an SAR, the Participant shall be entitled to receive payment of an amount equal to the excess of the fair market value, as defined by the Committee, of the underlying Shares on the date of exercise over the SAR's exercise price. Such payment may be made in additional Shares valued at their fair market value on the date of exercise or in cash, or partly in Shares and partly in cash, as the Committee may designate. The Committee may require that any SAR shall be subject to the condition that the Committee may at any time in its absolute discretion not allow the exercise of such SAR. In the event SARs are granted under this Plan, then for purposes of interpreting the Plan:(i) in Section 2 "Stock Subject to the Plan", the term "number of shares of stock that may be subject to Options" shall be construed as the "number of shares of stock that may be subject to Options or SARs" and (ii) the provisions relating to expiration, termination or cancellation of Options (Sections 2 and 14), shares subject to stock option agreements (Section 3), authorization and administration of the Plan (Section 4), eligibility (Section 5), terms and conditions (Section 6), exercise price (Section 7), non-transferability (Section 8), adjustments (Section 10), duration of Plan (Section 11) and withholding taxes (Section 15) shall apply mutatis mutandis to SARs as well as Options, except that notwithstanding the terms of Section 4 the Committee shall be entitled to grant SARs, and that the first clause of Section 10 (Adjustments) prohibiting change of exercise price of Options shall not apply to SARs.

GUCCI GROUP N.V.
By:	Domenico De Sole Chairman of the Management Board

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  Exhibit 4.4
AMENDED AND RESTATED INCENTIVE STOCK OPTION PLAN FOR EMPLOYEES OF THE FRENCH SUBSIDIARIES OF GUCCI GROUP N.V.